Exhibit 10.1 – Stock Election Policy for Non-Employee Director Fees

The Board of Directors of Avalon Pharmaceuticals, Inc. (“Avalon”) has approved the following policy which permits Avalon’s non-employee directors (“Directors”) to elect to receive their annual cash retainer fees in unrestricted shares of common stock, par value $.01 per share, of Avalon (“Common Stock”), effective with regard to fees earned on or after October 1, 2005.

1. Prior to December 15th of each calendar year, each Director may make an election in writing to have all of his or her annual cash retainer fees paid in the form of unrestricted Common Stock for the next calendar year (or in the case of elections made prior to December 15, 2005, beginning on October 1, 2005 through December 31, 2006). A Director’s election to receive unrestricted Common Stock shall stay in place for each succeeding calendar year thereafter until revoked. The revocation of a prior election or the initiation of a new election shall be effective as of the commencement of the next calendar year following the year in which such revocation or new election is made.

2. The Common Stock issued under this policy shall be issued under Avalon’s 2005 Omnibus Long-Term Incentive Plan.

3. Annual cash retainer fees are paid quarterly in arrears in four equal installments on the first business day of each fiscal quarter. The number of shares of Common Stock to be granted in the form of unrestricted Common Stock in lieu of the annual cash retainer fees will be determined by dividing: (a) the amount of the quarterly fee installment payable to the Director by (b) the closing price on the Nasdaq National Market of the Common Stock on the date that the quarterly fee installment would otherwise be paid.

4. The Board shall review this policy from time to time to assess whether any amendments to the policy are necessary to fulfill the objectives of the policy. The Board may amend or terminate this policy at any time.